CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$500,000,000	$58,050

(1)	Pursuant to Rule 457(p) under the Securities Act and Securities Act Release No. 7943, dated January 26, 2001, a registration fee of $753,280 was paid with respect to securities available for issuance under a Registration Statement on Form S-3 (Registration No. 333-126750), filed by JPMorgan Chase & Co. and certain of its affiliates on July 21, 2005. Pursuant to Rule 457(b) and 457(p), $89,940.74 of prepaid registration fees is presently available for offset. The $58,050.00 registration fee associated with the instant offering is hereby offset against the prepaid registration fees made in connection with the securities available for issuance under Registration Statement No. 333-126750. Since the prepaid registration fees completely offset the registration fee for this offering, no additional registration fee is being paid for this offering, and, following this offering, $31,890.74 will remain available for future offset against registration fees that would otherwise be payable under the Automatic Shelf Registration Statement on Form S-3 filed on October 13, 2010 by JPMorgan Chase & Co. (Registration No. 333-169900).

Pricing Supplement No. 206L, dated March 22, 2011 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJG5

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H
Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium Term Notes, Series C
Due from Nine Months to Thirty Years from Date of Issue

Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ $ $	500,000,000 100 1,750,000 498,250,000	% (0.350%)

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC RAMIREZ & CO., INC. THE WILLIAMS CAPITAL GROUP, L.P.	$ $ $	490,000,000 5,000,000 5,000,000

Agents’ Capacity: if as principal	☐ As agent	☒ As principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date:	March 29, 2011

Stated Maturity:	March 15, 2016

Form:         ☒ Book-entry         ☐ Certificated

Currency:         U.S. Dollars

☐ Fixed Rate Note:         ☐% per annum

☒ Floating Rate Note:	CD ☐ Treasury Rate ☐	Commercial Paper Rate ☐ Prime Rate ☐	Reuters LIBOR01 ☒

Interest Payment Dates: Quarterly on the 15th of March, June, September and December, via modified following business day convention, commencing June 15, 2011

Interest Reset Dates: Quarterly on 15th of March, June, September and December, via modified following business day convention, commencing June 15, 2011

Index Maturity: 3-month LIBOR

Spread (+/-): +103 basis points

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: Not Applicable

Optional Redemption: Yes ☐     No ☒